                             CHANGE IN CONTROL AGREEMENT


          THIS AGREEMENT is entered into as of the ___ day of August, 1997 by and between Tootsie Roll Industries, Inc., a Virginia corporation, and __________ (the "Executive").

                                 W I T N E S S E T H

          WHEREAS, the Executive currently serves as a key employee of the Company (as defined in Section 1) and his services and knowledge are valuable to the Company in connection with the management of one or more of the Company's principal operating facilities, divisions, departments or subsidiaries; and

          WHEREAS, the Board (as defined in Section 1) has determined that it is in the best interests of the Company and its shareholders to secure the Executive's continued services and to ensure the Executive's continued dedication and objectivity in the event of any threat or occurrence of, or negotiation or other action that could lead to, or create the possibility of, a Change in Control (as defined in Section 1) of the Company, without concern as to whether the Executive might be hindered or distracted by personal uncertainties and risks created by any such possible Change in Control, and to encourage the Executive's full attention and dedication to the Company, the Board has authorized the Company to enter into this Agreement.

          NOW, THEREFORE, for and in consideration of the premises and the mutual covenants and agreements herein contained, the Company and the Executive hereby agree as follows:

          1. DEFINITIONS. As used in this Agreement, the following terms shall have the respective meanings set forth below:

          (a)  "Board" means the Board of Directors of the Company.

          (b) "CAP Plan" means the Company's Career Achievement Plan or any successor plan.

          (c) "Cause" means (1) a material breach by the Executive of those duties and responsibilities of the Executive which do not differ in any material respect from the duties and responsibilities of the Executive during the 90-day period immediately prior to a Change in Control (other than as a result of incapacity due to physical or mental illness) which is demonstrably willful and deliberate on the Executive's part, which is committed in bad faith or without reasonable belief that such breach is in the best interests of the Company and which is not remedied in a reasonable period of time after receipt of written notice from the Company specifying such breach or (2) the commission by the Executive of a felony involving moral turpitude.

          (d) "Change in Control" means the following, which definition shall be used solely to define one of the conditions precedent to the payment of compensation to the Executive pursuant to the terms of this Agreement and shall have no legal significance for any other purpose:

          (1) the acquisition by any individual, entity or group (a "Person"), including any "person" within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), of beneficial ownership within the meaning of Rule 13d-3 promulgated under the Exchange Act, of both (x) 35% or more of the combined voting power of the then outstanding securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities") and (y) combined voting power of the Outstanding Company Voting Securities equal to or in excess of the combined voting power of the Outstanding Company Voting Securities held by the Gordon Family (as hereinafter defined); PROVIDED, HOWEVER, that the following acquisitions shall not constitute a Change in Control: (A) any acquisition directly from the Company, (B) any acquisition by the Company, (C) any acquisition by an employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, (D) any acquisition by any corporation pursuant to a reorganization, merger or consolidation involving the Company, if, immediately after such reorganization, merger or consolidation, each of the conditions described in clauses (i), (ii) and (iii) of subsection (3) of this Section (1)(d) shall be satisfied or (E) any acquisition by any member of the Gordon Family; and PROVIDED FURTHER that, for purposes of clause (B), if any Person (other than the Company or any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company or any member of the Gordon Family) shall, by reason of an acquisition of Outstanding Company Voting Securities by the Company, become the beneficial owner of (x) 35% or more of the Outstanding Company Voting Securities and (y) combined voting power of the Outstanding Company Voting Securities equal to or in excess of the combined voting power of the Outstanding Company Voting Securities held by the Gordon Family, and such Person shall, after such acquisition of Outstanding Company Voting Securities by the Company, become the beneficial owner of any additional Outstanding Company Voting Securities and such beneficial ownership is publicly announced, such additional beneficial ownership shall constitute a Change in Control;

          (2) individuals who, as of the date hereof, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of such Board; PROVIDED,

HOWEVER, that any individual who becomes a director of the Company subsequent to the date hereof whose election, or nomination for election by the Company's shareholders, was approved either by the vote of at least a majority of the directors then comprising the Incumbent Board or by the vote of at least a majority of the combined voting power of the Outstanding Company Voting Securities held by the Gordon Family shall be deemed to have been a member of the Incumbent Board; and PROVIDED FURTHER, that no individual who was initially elected as a director of the Company as a result of an actual or threatened election contest, as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act, or any other actual or threatened solicitation of proxies or consents by or on behalf of any Person other than the Board or the Gordon Family shall be deemed to have been a member of the Incumbent Board;

          (3) approval by the shareholders of the Company of a reorganization, merger or consolidation unless, in any such case, immediately after such reorganization, merger or consolidation, (i) more than 50% of the combined voting power of the then outstanding securities of the corporation resulting from such reorganization, merger or consolidation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals or entities who were the beneficial owners, respectively, of the Outstanding Company Voting Securities immediately prior to such reorganization, merger or consolidation, (ii) no Person (other than the Company, any employee benefit plan (or related trust) sponsored or maintained by the Company or the corporation resulting from such reorganization, merger or consolidation (or any corporation controlled by the Company) and any Person which beneficially owned, immediately prior to such reorganization, merger or consolidation, directly or indirectly, 35% or more of the Outstanding Company Voting Securities) beneficially owns, directly or indirectly, (x) 35% or more of the combined voting power of the then outstanding securities of such corporation entitled to vote generally in the election of directors and
(y) combined voting power of the then outstanding securities of such corporation equal to or in excess of the combined voting power of the then outstanding securities of such corporation held by the Gordon Family and (iii) at least a majority of the members of the board of directors of the corporation resulting from such reorganization, merger or consolidation were members of the Incumbent Board at the time of the execution of the initial agreement or action of the Board providing for such reorganization, merger or consolidation; or

          (4) approval by the shareholders of the Company of (i) a plan of complete liquidation or dissolution of the Company or (ii) the sale or other disposition of all or substantially all of the assets of the Company other than to a corporation with respect to which, immediately after such sale or other disposition, (A) more than 50% of the combined voting power of the then outstanding securities thereof entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Voting Securities immediately prior to such sale or other disposition, (B) no Person (other than the Company, any employee benefit plan (or related trust) sponsored or maintained by the Company or such corporation (or any corporation controlled by the Company) and any Person which beneficially owned, immediately prior to such sale or other disposition, directly or indirectly, 35% or more of the Outstanding Company Voting Securities) beneficially owns, directly or indirectly, (x) 35% or more of the combined voting power of the then outstanding securities thereof entitled to vote generally in the election of directors and (y) combined voting power of the then outstanding securities thereof equal to or in excess of the combined voting power of the then outstanding securities thereof held by the Gordon Family and (C) at least a majority of the members of the board of directors thereof were members of the Incumbent Board at the time of the execution of the initial agreement or action of the Board providing for such sale or other disposition.

          (e) "Company" means Tootsie Roll Industries, Inc., a Virginia corporation.

          (f) "Date of Termination" means (1) the effective date on which the Executive's employment by the Company terminates as specified in a prior written notice by the Company or the Executive, as the case may be, to the other, delivered pursuant to Section 11 or (2) if the Executive's employment by the Company terminates by reason of death, the date of death of the Executive.

          (g) "Excess Benefit Plan" means the Company's Excess Benefit Plan or any successor plan.

          (h) "Good Reason" means, without the Executive's express written consent, the occurrence of any of the following events after a Change in
Control:

          (1) either of (i) the assignment to the Executive of any duties which constitute in any material respect a reduction in the level of the Executive's position(s), duties, responsibilities or status with the Company immediately prior to such Change in Control or (ii) any removal or involuntary termination of the Executive from the Company otherwise than as expressly permitted by this Agreement or any failure to re-elect the Executive to any position with the Company held by the Executive immediately prior to such Change in Control;

          (2) a reduction by the Company in the Executive's rate of annual base salary as in effect immediately prior to such Change in Control or as the same may be increased from time to time thereafter;

          (3) any requirement of the Company that the Executive be based more than 50 miles from the facility where the Executive is located at the time of the Change in Control;

          (4) the failure of the Company to (i) continue in effect any employee benefit plan or compensation plan in which the Executive is participating immediately prior to such Change in Control, unless the Executive is permitted to participate in other plans providing the Executive with substantially comparable benefits, or the taking of any action by the Company which would adversely affect the Executive's participation in or materially reduce the Executive's benefits under any such plan, including annual incentive bonuses and including awards under the CAP Plan, it being understood that if the amount of an award to the Executive under the CAP Plan is not at least equal to the average of the amounts of the awards (excluding the special 100-year anniversary award) to the Executive in respect of the three fiscal years of the Company immediately preceding the fiscal year in which such Change in Control occurs, a material reduction in the Executive's benefits under the CAP Plan shall be deemed to have occurred, (ii) provide the Executive and the Executive's dependents welfare benefits in accordance with the plans, practices, programs and policies of the Company and its affiliated companies in effect for the Executive immediately prior to such Change in Control or as in effect generally at any time thereafter with respect to other peer executives of the Company and its affiliated companies, (iii) provide fringe benefits in accordance with the plans, practices, programs and policies of the Company and its affiliated companies in effect for the Executive immediately prior to such Change in Control or as in effect generally at any time thereafter with respect to other peer executives of the Company and its affiliated companies, or (iv) provide the Executive with paid vacation in accordance with the plans, policies, programs and practices of the Company and its affiliated companies as in effect for the Executive immediately prior to such Change in Control or as in effect generally at any time thereafter with respect to other peer executives of the Company and its affiliated companies; or

          (5) the failure of the Company to obtain the assumption agreement from any successor as contemplated in Section 11(b).

          For purposes of this Agreement, any good faith determination of Good Reason made by the Executive shall be conclusive; PROVIDED, HOWEVER, that an isolated, insubstantial and inadvertent action taken in good faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive shall not constitute Good Reason.

          (i) "Gordon Family" means Melvin J. Gordon, Ellen R. Gordon, any descendant of Melvin J. Gordon and Ellen R. Gordon or the spouse of any such descendant (collectively, the "Gordon Family Group"), any trust, partnership or other entity for the benefit of any member of the Gordon Family Group, the estate of any member of the Gordon Family Group or any charitable organization established by any member of the Gordon Family Group or by any ancestor of Ellen
R. Gordon or Melvin J. Gordon.

          (j) "Nonqualifying Termination" means a termination of the Executive's employment (1) by the Company for Cause, (2) by the Executive for any reason other than a Good Reason, (3) as a result of the Executive's death or
(4) by the Company due to the Executive's absence from his duties with the Company on a full-time basis for at least 180 consecutive days as a result of the Executive's incapacity due to physical or mental illness.

          (k) "Pension Plan" means the Company's Pension Plan or any successor plan.

          (l) "Profit Sharing Plan" means the Company's Profit Sharing Plan or any successor plan.

          (m) "Termination Period" means the period of time beginning with a Change in Control and ending on the earlier to occur of (1) two years following such Change in Control and (2) the Executive's death.

          2. OBLIGATIONS OF THE EXECUTIVE. The Executive agrees that in the event any person or group attempts a Change in Control, he shall not voluntarily leave the employ of the Company without Good Reason (a) until such attempted Change in Control terminates or (b) if a Change in Control shall occur, until 90 days following such Change in Control. For purposes of the foregoing subsection
(a), Good Reason shall be determined as if a Change in Control had occurred when such attempted Change in Control became known to the Board.

          3.   PAYMENTS UPON TERMINATION OF EMPLOYMENT.

          (a) If during the Termination Period the employment of the Executive shall terminate, other than by reason of a Nonqualifying Termination, then the Company shall pay to the Executive (or the Executive's beneficiary or estate) within 30 days following the Date of Termination, as compensation for services rendered to the Company:

          (1) a cash amount equal to the sum of (i) the Executive's base salary from the Company and its affiliated companies through the Date of Termination, to the extent not theretofore paid, (ii) the higher of the Executive's bonus paid or payable, including by reason of any deferral, to the Executive by the Company or its affiliated companies in respect of the fiscal year immediately preceding the fiscal year in which the Change in Control occurs, or the Executive's average annual bonus paid or payable, including by reason of any deferral, to the Executive by the Company and its affiliated companies in respect of the three fiscal years of the Company immediately preceding the fiscal year in which the Change in Control occurs, in either case multiplied by a fraction, the numerator of which is the number of days in the fiscal year in which the Change in Control occurs through the Date of Termination and the denominator of which is 365 or 366, as applicable, and (iii) any compensation previously deferred by the Executive (together with any interest and earnings thereon) and any accrued vacation pay, in each case to the extent not theretofore paid; plus

          (2) a lump-sum cash amount (subject to any applicable payroll or other taxes required to be withheld pursuant to Section 5) in an amount equal to
(i) three (3) times the Executive's highest annual base salary from the Company and its affiliated companies in effect during the 12-month period prior to the Date of Termination, plus (ii) the higher of three (3) times the Executive's bonus paid or payable, including by reason of any deferral, to the Executive by the Company and its affiliated companies in respect of the fiscal year immediately preceding the fiscal year in which the Change in Control occurs, or three (3) times the Executive's average annual bonus paid or payable, including by reason of any deferral, to the Executive by the Company and its affiliated companies in respect of the three fiscal years of the Company immediately preceding the fiscal year in which the Change in Control occurs; PROVIDED, HOWEVER, that any amount paid pursuant to this Section 3(a)(2) shall be paid in lieu of any other amount of severance relating to salary or bonus continuation to be received by the Executive upon termination of employment of the Executive under any severance plan, policy or arrangement of the Company.

          (b)(1)  In addition to the payments to be made pursuant to paragraph
(a) of this Section 3, if on the Date of Termination the Executive shall not be fully vested in his accrued benefits under the Pension Plan, the Excess Benefit Plan or the Profit Sharing Plan, the Company shall pay to the Executive within 30 days following the Date of Termination a lump sum cash amount equal to his unvested accrued benefits under the Pension Plan, the Excess Benefit Plan and the Profit Sharing Plan as of such date.

          (2) In addition to the payments to be made pursuant to paragraph (a) of this Section 3, if on the Date of Termination any award granted to the Executive under the CAP Plan shall not be fully vested, the Company shall pay to the Executive within 30 days following the Date of Termination a lump sum cash amount equal to the value of the unvested portion of such award, assuming that all conditions to the payment of the maximum amount under such award shall have been satisfied.

          (3) If during the Termination Period the employment of the Executive shall terminate, other than by reason of a Nonqualifying Termination, for a period of three years commencing on the Date of Termination, the Company shall continue to keep in full force and effect all policies of medical, accident, disability and life insurance with respect to the Executive and his dependents with the same level of coverage, upon the same terms and otherwise to the same extent as such policies shall have been in effect immediately prior to the Date of Termination or, if more favorable to the Executive, as provided generally with respect to other peer executives of the Company and its affiliated companies, and the Company and the Executive shall share the costs of the continuation of such insurance coverage in the same proportion as such costs were shared immediately prior to the Date of Termination. Benefits otherwise receivable under this Section 3(b)(3) shall be reduced to the extent comparable benefits are actually received by or made available to the Executive without cost during the thirty-six (36) month period following the Date of Termination (and any such benefits actually received by the Executive shall be reported to the Company by the Executive).

          (c) If during the Termination Period the employment of the Executive shall terminate by reason of a Nonqualifying Termination, then the Company shall pay to the Executive within 30 days following the Date of Termination, a cash amount equal to the sum of (1) the Executive's base salary from the Company through the Date of Termination, to the extent not theretofore paid and (2) any compensation previously deferred by the Executive (together with any interest and earnings thereon) and any accrued vacation pay, in each case to the extent not theretofore paid.

          4. CERTAIN ADDITIONAL PAYMENTS BY THE COMPANY. (a) Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment or distribution by the Company or its affiliated companies to or for the benefit of the Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section
4) (a "Payment") would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then the Executive shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

          (b) Subject to the provisions of Section 4(c), all determinations required to be made under this Section 4, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by the Company's public accounting firm (the "Accounting Firm") which shall provide detailed supporting calculations both to the Company and the Executive within 15 business days of the receipt of notice from the Executive that there has been a Payment, or such earlier time as is requested by the Company. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, the Executive shall appoint another nationally recognized public accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this
Section 4, shall be paid by the Company to the Executive within five days of the receipt of the Accounting Firm's determination. If the Accounting Firm determines that no Excise Tax is payable by the Executive, it shall furnish the Executive with a written opinion that failure to report the Excise Tax on the Executive's applicable federal income tax return would not result in the imposition of a negligence or similar penalty. Any determination by the Accounting Firm shall be binding upon the Company and the Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made ("Underpayment"), consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies pursuant to Section 4(c) and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive.

          (c) The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than 10 business days after the Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which the Executive gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:

          (1) give the Company any information reasonably requested by the Company relating to such claim,

          (2) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

          (3) cooperate with the Company in good faith in order effectively to contest such claim, and

          (4) permit the Company to participate in any proceedings relating to such claim;

PROVIDED, HOWEVER, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 4(c), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; PROVIDED FURTHER, that if the Company directs the Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Executive on an interest-free basis and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and PROVIDED FURTHER, that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

          (d) If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 4(c), the Executive becomes entitled to receive, and receives, any refund with respect to such claim, the Executive shall (subject to the Company's complying with the requirements of Section 4(c)) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Executive of an amount advanced by the Company pursuant to
Section 4(c), a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

          5. WITHHOLDING TAXES. The Company may withhold from all payments due to the Executive (or his beneficiary or estate) hereunder all taxes which, by applicable federal, state, local or other law, the Company is required to withhold therefrom.

          6. REIMBURSEMENT OF EXPENSES. If any contest or dispute shall arise under this Agreement involving termination of the Executive's employment with the Company or involving the failure or refusal of the Company to perform fully in accordance with the terms hereof, the Company shall reimburse the Executive, on a current basis, for all legal fees and expenses, if any, incurred by the Executive in connection with such contest or dispute, together with interest in an amount equal to the Prime Rate as published in the "Money Rates" section of THE WALL STREET JOURNAL, but in no event higher than the maximum legal rate permissible under applicable law, such interest to accrue from the date the Company receives the Executive's statement for such fees and expenses through the date of payment thereof; PROVIDED, HOWEVER, that in the event the resolution of any such contest or dispute includes a finding denying, in total, the Executive's claims in such contest or dispute, the Executive shall be required to reimburse the Company, over a period of 12 months from the date of such resolution, for all sums advanced to the Executive pursuant to this Section 6.

          7. OPERATIVE EVENT. Notwithstanding any provision herein to the contrary, no amounts shall be payable hereunder unless and until there is a Change in Control at a time when the Executive is employed by the Company and a subsequent termination of employment of the Executive.

          8. NONCOMPETITION; NONSOLICITATION. (a) The Executive acknowledges that in the course of his employment with the Company he has become familiar with trade secrets and other confidential information concerning the Company and that his services are of special, unique and extraordinary value to the Company.

          (b) The Executive agrees that if during the Termination Period the employment of the Executive shall terminate, other than by reason of a Nonqualifying Termination, and the Executive shall receive payments from the Company pursuant to Sections 3(a) and 3(b), then for a period of one year following the Date of Termination (the "Noncompetition Period") he shall not in any manner, directly or indirectly, through any person, firm or corporation, alone or as a member of a partnership or as an officer, director, stockholder, investor or employee of or consultant to any other corporation or enterprise or otherwise, engage or be engaged, or assist any other person, firm, corporation or enterprise in engaging or being engaged, in any business being conducted by the Company as of the Date of Termination in any geographic area in which the Company is then conducting such business.

          (c) The Executive further agrees that during the Noncompetition Period he shall not (i) in any manner, directly or indirectly, induce or attempt to induce any employee of the Company or any of its subsidiaries to terminate or abandon his or her employment for any purpose whatsoever, or (ii) in connection with any business to which Section 8(b) applies, call on, service, solicit or otherwise do business with any customer of the Company.

          (d)  Nothing in this Section 8 shall prohibit the Executive from being
(i) a stockholder in a mutual fund or a diversified investment company or (ii) a passive owner of not more than two percent (2%) of the outstanding stock of any class of a corporation, any securities of which are publicly traded, so long as the Executive has no active participation in the business of such corporation.

          (e) If, at any time of enforcement of this Section 8, a court holds that the restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum period, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area and that the court shall be allowed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by law.

          (f) The Executive acknowledges that the Company would be damaged irreparably in the event that any provision of this Section 8 were not performed in accordance with its terms or were otherwise breached and that money damages would be an inadequate remedy for any such nonperformance or breach. Accordingly, the Company and its successors or permitted assigns shall be entitled, in addition to other rights and remedies existing in their favor, to seek an injunction or injunctions to prevent any breach or threatened breach of any of such provisions and to enforce such provisions specifically (without posting a bond or other security).

          9. TERMINATION OF AGREEMENT. (a) This Agreement shall be effective on the date hereof and shall continue until terminated by the Company as provided in paragraph (b) of this Section 9; PROVIDED, HOWEVER, that this Agreement shall terminate in any event upon the first to occur of (i) the Executive's death and (ii) termination of the Executive's employment with the Company prior to a Change in Control.

          (b) The Company shall have the right prior to a Change in Control, in its sole discretion, pursuant to action by the Board, to approve the termination of this Agreement, which termination shall not become effective until the date fixed by the Board for such termination, which date shall be at least 120 days after notice thereof is given by the Company to the Executive in accordance with
Section 12; PROVIDED, HOWEVER, that no such action shall be taken by the Board during any period of time when the Board has knowledge that any person has taken steps reasonably calculated to effect a Change in Control until, in the opinion of the Board, such person has abandoned or terminated its efforts to effect a Change in Control; and PROVIDED FURTHER, that in no event shall this Agreement be terminated in the event of a Change in Control.

          10. SCOPE OF AGREEMENT. Nothing in this Agreement shall be deemed to entitle the Executive to continued employment with the Company or its subsidiaries, and if the Executive's employment with the Company shall terminate prior to a Change in Control, then the Executive shall have no further rights under this Agreement; PROVIDED, HOWEVER, that any termination of the Executive's employment following a Change in Control shall be subject to all of the provisions of this Agreement.

          11.  SUCCESSORS; BINDING AGREEMENT.

          (a) This Agreement shall not be terminated by any merger or consolidation of the Company whereby the Company is or is not the surviving or resulting corporation or as a result of any transfer of all or substantially all of the assets of the Company. In the event of any such merger, consolidation or transfer of assets, the provisions of this Agreement shall be binding upon the surviving or resulting corporation or the person or entity to which such assets are transferred.

          (b) The Company agrees that concurrently with any merger, consolidation or transfer of assets referred to in paragraph (a) of this Section 11, it will cause any successor or transferee unconditionally to assume, by written instrument delivered to the Executive (or his beneficiary or estate), all of the obligations of the Company hereunder. Failure of the Company to obtain such assumption prior to the effectiveness of any such merger, consolidation or transfer of assets shall be a breach of this Agreement and shall entitle the Executive to compensation and other benefits from the Company in the same amount and on the same terms as the Executive would be entitled hereunder if the Executive's employment were terminated following a Change in Control other than by reason of a Nonqualifying Termination. For purposes of implementing the foregoing, the date on which any such merger, consolidation or transfer becomes effective shall be deemed the Date of Termination.

          (c) This Agreement shall inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive shall die while any amounts would be payable to the Executive hereunder had the Executive continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to such person or persons appointed in writing by the Executive to receive such amounts or, if no person is so appointed, to the Executive's estate.

          12. NOTICE. (a) For purposes of this Agreement, all notices and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given when delivered or five days after deposit in the United States mail, certified and return receipt requested, postage prepaid, addressed (1) if to the Executive, to his address as set forth in the records of the Company, and if to the Company, to Tootsie Roll Industries, Inc., 7401 South Cicero Avenue, Chicago, Illinois 60629, attention President with a copy to the Secretary, or (2) to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

          (b) A written notice of the Executive's Date of Termination by the Company or the Executive, as the case may be, to the other, shall (i) indicate the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated and (iii) specify the termination date (which date shall be not less than 15 days after the giving of such notice). The failure by the Executive or the Company to set forth in such notice any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Company hereunder or preclude the Executive or the Company from asserting such fact or circumstance in enforcing the Executive's or the Company's rights hereunder.

          13. FULL SETTLEMENT; RESOLUTION OF DISPUTES. (a) The Company's obligation to make any payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive or others. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and, such amounts shall not be reduced whether or not the Executive obtains other employment.

          (b) If there shall be any dispute between the Company and the Executive in the event of any termination of the Executive's employment, then, unless and until there is a final, nonappealable judgment by a court of competent jurisdiction declaring that such termination was for Cause, that the determination by the Executive of the existence of Good Reason was not made in good faith, or that the Company is not otherwise obligated to pay any amount or provide any benefit to the Executive and his dependents or other beneficiaries, as the case may be, under paragraphs (a) and (b) of Section 3, the Company shall pay all amounts, and provide all benefits, to the Executive and his dependents or other beneficiaries, as the case may be, that the Company would be required to pay or provide pursuant to paragraphs (a) and (b) of Section 3 as though such termination were by the Company without Cause or by the Executive with Good Reason; PROVIDED, HOWEVER, that the Company shall not be required to pay any disputed amounts pursuant to this paragraph except upon receipt of an undertaking by or on behalf of the Executive to repay all such amounts to which the Executive is ultimately adjudged by such court not to be entitled.

          14. EMPLOYMENT WITH SUBSIDIARIES. Employment with the Company for purposes of this Agreement shall include employment with any corporation or other entity in which the Company has a direct or indirect ownership interest of 50% or more of the total combined voting power of the then outstanding securities of such corporation or other entity entitled to vote generally in the election of directors.

          15. GOVERNING LAW; VALIDITY. The interpretation, construction and performance of this Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Illinois without regard to the principle of conflicts of laws. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which other provisions shall remain in full force and effect.

          16. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.

          17. MISCELLANEOUS. No provision of this Agreement may be modified or waived unless such modification or waiver is agreed to in writing and signed by the Executive and by a duly authorized officer of the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. Failure by the Executive or the Company to insist upon strict compliance with any provision of this Agreement or to assert any right the Executive or the Company may have hereunder, including, without limitation, the right of the Executive to terminate employment for Good Reason, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement. The rights of, and benefits payable to, the Executive, his estate or his beneficiaries pursuant to this Agreement are in addition to any rights of, or benefits payable to, the Executive, his estate or his beneficiaries under any other employee benefit plan or compensation program of the Company.

          IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by a duly authorized officer of the Company and the Executive has executed this Agreement as of the day and year first above written.

                              TOOTSIE ROLL INDUSTRIES, INC.



                              By:
                                 --------------------------------
                                   Ellen R. Gordon, President
                                   and Chief Operating Officer





                              EXECUTIVE


                              ----------------------------------




Subscribed and Sworn to before me
this ___ day of August, 1997.


---------------------------------
        Notary Public